264 Putnam Asset Allocation: Conservative Portfolio

9/30/11 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		13,845
Class B		899
Class C		1,297

72DD2 (000s omitted)

Class M		266
Class R		121
Class Y		20,548

73A1

Class A		0.334
Class B		0.265
Class C		0.266

73A2

Class M		0.286
Class R		0.310
Class Y		0.358

74U1 (000s omitted)

Class A		39,938
Class B		2,971
Class C		4,995

74U2 (000s omitted)

Class M		857
Class R		397
Class Y		9,075

74V1

Class A		8.83
Class B		8.77
Class C		8.75

74V2

Class M		8.76
Class R		9.03
Class Y		8.86


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.

Item 77H(b)

On June 3, 2011, Building Service Local 32BJ sold 100% of their holdings (62,282,648 Class Y shares) in Putnam Asset
Allocation: Conservative Portfolio, which represented
51.5% of the total shares outstanding of the fund.


Effective 11/30/11 the fund is changing its name to Putnam Dynamic Asset Allocation Conservative Fund and is part of a suite of funds.